Surrozen Provides Second Quarter 2024 Financial Results and Business Update

Enrollment ongoing in SZN-043 Phase 1b trial in patients with Severe Alcoholic Hepatitis

Presented first-in-human data from SZN-043 Phase 1a trial at EASL

Published study that demonstrated application of unique Targeted Protein Degradation technologies resulting in robust Wnt signal activation in bispecific antibodies based on the Company's SWEETS technology platform

SOUTH SAN FRANCISCO, Calif., August 12, 2024 (GLOBE NEWSWIRE) -- Surrozen, Inc. (“Surrozen” or the “Company”) (Nasdaq: SRZN), a company pioneering targeted therapeutics that selectively activate the Wnt pathway for tissue repair and regeneration, today provided second quarter 2024 financial results and business updates.

“We made significant progress in the second quarter with accomplishment of key milestones including dosing the first patient in the SZN-043 Phase 1b trial, presenting first-in-human data from the SZN-043 Phase 1a trial at EASL and publishing new information regarding the promise of our proprietary SWEETS platform,” said Craig Parker, President and Chief Executive Officer of Surrozen. “Surrozen is focused on transforming the treatment of severe diseases of the liver and eye, and we look forward to proof-of-concept data from the SZN-043 Phase 1b clinical trial in the first half of 2025.”

Research and Development Pipeline Highlights

SZN-043

Surrozen is developing SZN-043 for severe liver disease with an initial focus in severe alcohol-associated hepatitis.

Clinical Development Milestones and Medical Meeting Presentation

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Enrollment initiated and ongoing in Phase 1b trial; proof-of-concept data is anticipated in the first half of 2025
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Presented Phase 1a trial results at 2024 European Association for the Study of the Liver (EASL) in June 2024 (LINK: HERE)
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Treatment with SZN-043 was safe and well tolerated in healthy volunteers and patients with a history of liver cirrhosis
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Results demonstrated evidence of target engagement and Wnt-pathway mediated pharmacodynamic effects in the liver

Research Programs Publications

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Surrozen published study in eLife (LINK: HERE) describing development of two new ASGR bispecific antibodies that resulted in a robust and cell specific boost to Wnt-signaling through protein degradation technologies
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These ASGR-targeted SWEETS (Surrozen Wnt Signal Enhancer Engineered for Tissue Specificity) molecules represent a unique targeted protein degradation (TPD) platform, that functions via multiple mechanisms, and expands the potential opportunities to treat liver diseases through cell or tissue-specific regenerative therapeutics with enhanced Wnt signal activation
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Surrozen published a review article in iScience (LINK: HERE) that provided a comprehensive summary of work done in the field on invention of various Wnt activating platforms and highlighted the rationales and design rules described so far in this emerging field including the potential for Wnt agonists in the treatment of numerous tissue degenerative diseases

Corporate Updates

Corporate Partnerships

Surrozen executed a partnership with Boehringer Ingelheim (BI) in the fourth quarter of 2022 to develop a Wnt agonist, SZN-413, for the treatment of people with retinal diseases. We anticipate the potential to nominate the lead Fzd-4 targeted Wnt agonist development candidate in 2024, which would trigger a $10.0 million milestone payment to the Company.

Financial Results for the Second Quarter Ended June 30, 2024

Cash Position: Cash and cash equivalents were $37.8 million as of June 30, 2024, compared to $27.3 million as of March 31, 2024.

Research and Development Expenses: Research and development expenses for the second quarter ended June 30, 2024 were $5.3 million, as compared to $6.9 million for the same period in 2023. The decreases were primarily due to the restructuring executed in 2023 to prioritize and focus our resources on clinical stage programs, as well as the discontinuation of the clinical development of SZN-1326. Research and development expenses include non-cash stock-based compensation expenses of $0.4 million for the second quarter ended June 30, 2024, as compared to $0.3 million for the same period in 2023.

General and Administrative Expenses: General and administrative expenses for the second quarter ended June 30, 2024 were $3.7 million, as compared to $3.3 million for the same period in 2023. The increase was primarily a result of the employee retention tax credits received in 2023. General and administrative expenses include non-cash stock-based compensation expenses of $0.8 million for the second quarter ended June 30, 2024 and the same period in 2023.

Interest Income: Interest income for the second quarter ended June 30, 2024 was $0.5 million, as compared to $0.6 million for the same period in 2023. The decrease was primarily related to the decrease in our money market funds and marketable securities.

Other Income, Net: Other income, net for the second quarter ended June 30, 2024 was $3.7 million, as compared to $0.3 million for the same period in 2023. The increase was primarily related to a $4.8 million increase in the non-cash change in fair value of warrant liabilities, offset by $1.5 million related to the transaction costs allocated to the warrants issued in a private placement.

Loss on Issuance of Common Stock, Pre-Funded Warrants and Warrants: Loss on issuance of common stock, pre-funded warrants and warrants for the second quarter ended June 30, 2024 was $20.4 million, as compared to zero for the same period in 2023. The increase was due to the fair value of pre-funded warrants and warrants issued greater than the proceeds received in a private placement.

Net Loss: Net loss for the second quarter ended June 30, 2024 was $25.3 million, as compared to $9.4 million for the same period in 2023.

About SZN-043 for Severe Alcohol-Associated Hepatitis
SZN-043 is the first development candidate using Surrozen’s SWEETS™ technology. Surrozen is developing SZN-043 for severe liver diseases, initially focusing on alcohol-associated hepatitis. The Company has completed a Phase 1a clinical trial in patients with chronic liver disease and healthy volunteers. SZN-043 demonstrated acceptable safety and tolerability in all subjects, with evidence of target engagement, Wnt signal activation and effects on liver function. Enrollment is ongoing in the Phase 1b clinical trial in patients with severe alcohol-associated hepatitis and proof-of-concept data from this trial is anticipated in the first half of 2025.

About SZN-413 for Retinal Diseases

SZN-413 is a bi-specific antibody targeting Fzd4-mediated Wnt signaling designed using Surrozen’s SWAP™ technology. SZN-413 is being developed for the treatment of retinal vascular-associated diseases. Data generated by Surrozen with SZN-413 in preclinical models of retinopathy demonstrated that SZN-413 could potently stimulate Wnt signaling in the eye, induce normal retinal vessel regrowth, suppress pathological vessel growth and reduce vascular leakage. This novel approach could thus potentially allow for regeneration of healthy eye tissue, not only halting retinopathy, but possibly allowing for a full reversal of the patient’s disease.

In the fourth quarter of 2022, Surrozen entered into a strategic partnership with Boehringer Ingelheim for the research and development of SZN-413 for the treatment of retinal diseases. Under the terms of the agreement, Boehringer Ingelheim received an exclusive, worldwide license to develop SZN-413 and other Fzd4-specific Wnt-modulating molecules for all purposes, including as a treatment for retinal diseases, in exchange for an upfront payment to Surrozen of $12.5 million. Surrozen will also be eligible to receive up to $587.0 million in success-based development, regulatory, and commercial milestone payments, in addition to mid-single digit to low-double digit royalties on sales. After an initial period of joint research, Boehringer Ingelheim will assume all development and commercial responsibilities.

About Wnt Signaling
Wnt signaling plays key roles in the control of development, homeostasis, and regeneration of many essential organs and tissues, including liver, intestine, lung, kidney, retina, central nervous system, cochlea, bone, and others. Modulation of Wnt signaling pathways has potential for treatment of degenerative diseases and tissue injuries. Surrozen’s platform and proprietary technologies have the potential to overcome the limitations in pursuing the Wnt pathway as a therapeutic strategy.

About Surrozen

Surrozen is a clinical stage biotechnology company discovering and developing drug candidates to selectively modulate the Wnt pathway. Surrozen is developing tissue-specific antibodies designed to engage the body’s existing biological repair mechanisms with a current focus on severe liver and eye diseases. For more information, please visit www.surrozen.com.

Forward Looking Statements

This press release contains certain forward-looking statements within the meaning of the federal securities laws. Forward-looking statements generally are accompanied by words such as “will,” “plan,” “intend,” “potential,” “expect,” “could,” or the negative of these words and similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements include, but are not limited to, statements regarding Surrozen’s discovery, research and development activities, in particular its development plans for its product candidates SZN-043 and SZN-413 (including anticipated clinical development plans and timelines, the availability of data, the potential for such product candidates to be used to treat human disease, as well as the potential benefits of such product candidates), and the Company’s partnership with Boehringer Ingelheim, including the potential for future success-based development, regulatory, and commercial milestone payments, in addition to mid-single digit to low-double digit royalties on sales. These statements are based on various assumptions, whether or not identified in this press release, and on the current expectations of the management of Surrozen and are not predictions of actual performance. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied on as a guarantee, an assurance, a prediction, or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions. Many actual events and circumstances are beyond the control of Surrozen. These forward-looking statements are subject to a number of risks and uncertainties, including the initiation, cost, timing, progress and results of research and development activities, preclinical and clinical trials with respect to SZN-043, SZN-413 and potential future drug candidates; the Company’s ability to fund its preclinical and clinical trials and development efforts, whether with existing funds or through additional fundraising; Surrozen’s ability to identify, develop and commercialize drug candidates; Surrozen’s ability to successfully complete preclinical and clinical studies for SZN-043, SZN-413, or other future product candidates; the effects that arise from volatility in global economic, political, regulatory and market conditions; and all other factors discussed in Surrozen’s Annual Report on Form 10-K for the year ended December 31, 2023 and Surrozen’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2024 to be filed with the Securities and Exchange Commission (“SEC”) under the heading “Risk Factors,” and other documents Surrozen has filed, or will file, with the SEC. If any of these risks materialize or our assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. There may be additional risks that Surrozen presently does not know, or that Surrozen currently believes are immaterial, that could also cause actual results to differ from those contained in the forward-looking statements. In addition, forward-looking statements reflect Surrozen’s expectations, plans, or forecasts of future events and views as of the date of this press release. Surrozen anticipates that subsequent events and developments will cause its assessments to change. However, while Surrozen may elect to update these forward-looking statements at some point in the future, Surrozen specifically disclaims any obligation to do so, except as required by law. These forward-looking statements should not be relied upon as representing Surrozen’s assessments of any date after the date of this press release. Accordingly, undue reliance should not be placed upon the forward-looking statements.

Investor and Media Contact:

Investorinfo@surrozen.com

SURROZEN, INC.

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2024	2023	2024	2023
Operating expenses:
Research and development	$5,335	$6,937	$10,582	$15,023
General and administrative	3,714	3,338	7,597	8,637
Restructuring	—	—	—	1,207
Total operating expenses	9,049	10,275	18,179	24,867
Loss from operations	(9,049)	(10,275)	(18,179)	(24,867)
Interest income	490	623	875	1,170
Other income, net	3,695	265	3,610	13
Loss on issuance of common stock, pre-funded warrants and warrants	(20,397)	—	(20,397)	—
Net loss	$(25,261)	$(9,387)	$(34,091)	$(23,684)

Net loss per share attributable to common stockholders, basic and diluted	$(7.99)	$(4.68)	$(13.00)	$(11.84)

Weighted-average shares used in computing net loss per share attributable to common stockholders, basic and diluted	3,162	2,004	2,622	2,001

SURROZEN, INC.

Condensed Consolidated Balance Sheets

(In thousands)

	June 30,	December 31,
	2024	2023(1)
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$37,765	$36,043
Accounts receivable	2,112	2,152
Prepaid expenses and other current assets	1,760	2,937
Total current assets	41,637	41,132

Property and equipment, net	1,198	1,969
Operating lease right-of-use assets	1,175	1,889
Restricted cash	688	688
Other assets	373	402
Total assets	$45,071	$46,080

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$173	$525
Accrued and other liabilities	3,644	4,126
Lease liabilities, current portion	2,166	2,497
Total current liabilities	5,983	7,148

Lease liabilities, noncurrent portion	—	882
Warrant liabilities	33,026	115
Total liabilities	39,009	8,145

Stockholders’ equity:
Preferred stock	—	—
Common stock	—	—
Additional paid-in-capital	261,848	259,630
Accumulated deficit	(255,786)	(221,695)
Total stockholders’ equity	6,062	37,935
Total liabilities and stockholders’ equity	$45,071	$46,080

(1) Derived from the audited financial statements, included in the Company's Annual Report on Form 10-K for the year ended December 31, 2023.